Exhibit 2.2

                       BUSINESS PURCHASE AND

            STOCK ACQUISITION AGREEMENT


                      AGREEMENT by and among Atlantic Technologies
            International, Inc., a Florida corporation ("ATI" or "Company"), Paul Sachdeva and Robert P. Long ("Shareholders"), owners of all of the outstanding shares of the Company, and iShopper.com, Inc., a Nevada corporation ("iShopper").

                      The parties hereto agree as follows:

            A.         FACTS AND OBJECTIVES

                       iShopper desires to acquire from
            Shareholders all of the outstanding shares of the Company in exchange for certain shares of iShopper, and Shareholders desire to exchange all the shares of Company for shares of stock of iShopper, according to the terms herein.

            B.         TERMS AND CONDITIONS

                       1.         Plan of Reorganization.
            Shareholders are the owners of all of the issued and outstanding stock of Company, which consists of 1,100 shares of common stock par value of $1.00 per share (the "Company Shares"). It is the intention of the parties hereto that all of the issued and outstanding capital stock of Company will be acquired by iShopper in exchange solely for 397,000 shares of the common stock of iShopper (the "iShopper Shares"), under the terms and conditions herein. In addition, iShopper Purchaser will also provide or assure financing for the Company's capital needs, according to the terms set forth in paragraph 3 below.

                       2.         Exchange and Delivery of Shares.
            iShopper and Shareholder agree that the Company Shares will be exchanged with iShopper for the iShopper Shares. On the closing date, Shareholders will deliver a stock certificate or certificates for all of the outstanding stock of Company, duly endorsed by Shareholders, as their interests may appear, so as to make iShopper the sole owner of the Company Shares, free and clear of all liens, claims and encumbrances; iShopper shall issue to Shareholders, at closing, in proportion to their respective interests in the Company Shares, 397,000 common shares of iShopper, and to those individuals identified on the attached schedule of option holders ("Option Holders") 3,000 options for iShopper common shares, exercisable at the rate of $0.10/share and vesting as described below. All common shares shall be issued and restricted under SEC Rule
            144. Of these total shares and options, 238,200 shares shall be certificated, surrendered and released to Shareholders, and 1,800 options shall vest with Option Holders, at closing; the remaining 158,800 shares will be issued and certificated in Shareholders' names but shall held by the Secretary of iShopper, to be released to Shareholders upon satisfaction of those performance milestones defined at Schedule A hereto, at which time Option Holders' rights to the remaining 1,200 options shall also vest. The escrowed stock and remaining options will be released to Shareholders and Option Holders, respectively, according to their respective interests therein, at a rate of 79,400 shares and 600 options per milestone achieved.

            The certificates delivered to Shareholders pursuant to this Agreement shall bear a legend in substantially the following form (to which terms Shareholders agree):

                       "The shares of stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state. The shares of stock have been acquired for investment and may not be sold, offered for sale or transferred in the absence of an effective registration under the Securities Act of 1933, as amended, and any applicable state securities laws, or an opinion of counsel satisfactory in form and substance to counsel for World Wireless
                       Communications, Inc. that the transaction shall not result in a violation of federal or state securities laws."

                       3.         Operating Capital to be Advanced
            to Company: iShopper is fully informed of and acknowledges the Company's cash flow needs. In that connection, Purchaser confirms its agreement to advance to Company $300,000 by June 15, 2000, and will assure additional advances, or will assist the Company to obtain a line of credit, for an additional $700,000, subject to an agreement on use of funds, the Company's performance and a budget mutually agreed upon between Purchaser and Company's management. Funds thus advanced to the Company are to be dedicated to operating capital and to satisfy or service existing Company obligations, as disclosed on the Company's current financial
            statements, attached hereto as Schedule B.   All funds
            thus advanced are intended, and shall be posted, as loans from Purchaser to the Company and shall be repaid from Company's available operating revenue, with interest at the periodic prime rate published by BankOne, Utah, N.A. As and to the extent that said funds are utilized, in the discretion of the Company's management and directors, to pay down or satisfy existing loan obligations, Purchaser shall, upon satisfaction of said notes, be subrogated to the rights of the payees thereunder.

                       4.         Divestiture of Real Property.
            ATI shall divest of that certain office building currently owned or being purchased by ATI, subject to ATI's reservation of a lease, at fair market values, for such portion of such building as ATI may reasonably require for its operations.

                       5.         Employment Agreements. The
            Company has disclosed and will disclose to iShopper all employment agreements in force or effect as of the Closing Date. iShopper has agreed that Paul Sachdeva shall be retained as President of the Company, after the Closing Date, and will also be engaged by iShopper as its Chief Information Officer, under separate contract, both subject to Sachdeva's execution of employment agreements with ATI and iShopper in a form consistent with that utilized by iShopper and its subsidiaries. The Company further represents and confirms that it has obtained or, by the closing date, shall obtained agreements of confidentiality and nondisclosure from all current employees and, furthermore, that it has obtained or, by the closing date, shall have obtained from all key employees agreements not to compete with the Company while employed by Company or for a period of three years after the termination of employment, for any reason, and within any geographical market in which the Company is actively engaged at any time over the period of employment. Company and iShopper shall cooperate in establishing a bonus schedule for Company's key employees, consistent with the bonus schedule for key employees of iShopper's other subsidiaries. In addition, Company's key employees shall be entitled to participate in iShopper's employee incentive stock option plan, as and to the extent that the plan is established and available to other iShopper employees. Company employees shall be subject to the policies and conditions governing all employees of iShopper and its subsidiaries.

                       6.         Representations and Warranties of
            Shareholders. Shareholders and Company represent and warrant as follow:

                        a.        Shareholders are and will be as
                       of the closing date, the sole owner of all of the outstanding shares of Company, which shares are and will be free from any claims, liens, or other encumbrances, and Shareholders have the unqualified right to transfer said shares.

                        b.        The Company Shares constitute
                       validly issued shares of Company, fully paid and nonassessable.

                        c.        True copies of the unaudited
                       financial statements or balance sheets of the Company, as of the fiscal year ended December 31, 1999, have been delivered by the Company to Purchaser and are attached hereto at Schedule B. Said financial statements are true and correct in all material respects, are fully auditable and present an accurate and complete disclosure of the financial condition of the Company as of said date. There has been no material change in the financial condition of Company since the date of said statements except as set forth in the disclosures or exceptions detailed at Schedule C; there are no substantial liabilities, either fixed or contingent, not reflected in such financial statements other than contracts or obligations in the usual course of business; and no such contracts or obligations in the usual course of business are liens or other liabilities which, if disclosed, would alter substantially the financial condition of Company as reflected in such financial statements. All books and records are available to permit the preparation of audited financial statements within forty-five (45) days after Closing. The parties understand that ATI will divest real property which may have been or be included in financial statements to date.

                        d.        Neither Company nor any
                       Shareholder is involved in any pending
                       litigation or governmental investigation or proceeding, and no threats or claims of litigation or governmental investigation have been asserted against Company, except as set forth at Schedule C.

                        e.        Shareholders have been supplied
                       with this Agreement are familiar with and understand its contents.

                        f.        Shareholders, in determining to
                       acquire the iShopper Shares, have relied solely on their own analysis of information obtained from iShopper and the advice of Shareholders' legal counsel and accountants or other financial advisors with respect to the tax and other consequences involved in purchasing iShopper Shares.

                        g.        Shareholders understand and
                       acknowledge that their rights to the
                       iShopper Shares will be governed by the
                       terms and conditions of the Agreement.

                        h.        The iShopper Shares being
                       acquired will be acquired for Shareholders' own accounts without a view to public distribution or resale and that Shareholders have no contract, undertaking, agreement, or arrangement to sell or otherwise transfer or dispose of any iShopper Shares or any portion thereof to any person;

                        i.        Shareholders (i) can bear the
                       economic risk of the purchase of iShopper
                       Shares, including the loss of their
                       respective and entire investment, (ii) have such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of an investment in iShopper Shares, (iii) understand that there is no guarantee that the actual performance of iShopper under any circumstances will match and projections which may have been made, and that such actual performance may differ substantially from what is represented in any such projections.

                        j.        Shareholders acknowledge and
                       understand that the iShopper Shares have not been registered under the 1933 Act or the securities laws of any state and are subject to substantial restrictions on transfer as described in the Agreement.

                        k.        Shareholders will not sell or
                       otherwise transfer ownership or dispose of any iShopper Shares or any portion thereof unless (i) such iShopper Shares are registered under the 1933 Act and any applicable state securities laws or Shareholder obtains an opinion of counsel which is satisfactory to iShopper that such iShopper Shares may be sold in reliance on an exemption from such registration requirements, and (ii) the transfer is otherwise made in accordance with this Agreement.

                        l.        Shareholders understand that (i)
                       iShopper has no obligation or intention to register any iShopper Shares for resale or transfer under the 1933 Act or any state securities laws or to take any action (including the filing of reports or the publication of information as required by Rule 144 under the 1933 Act) which would make available any exemption from the registration requirements of any such laws and (ii) Shareholders therefore may be precluded from selling or otherwise transferring ownership of or disposing of any iShopper Shares or any portion thereof for an indefinite period of time or at any particular time.

                        m.        Shareholders acknowledge that
                       Shareholders have been encouraged to rely upon the advice of Shareholders' legal counsel and accountants or other financial advisors with respect to the tax and other considerations relating to the purchase of iShopper Shares and has been offered, during the course of discussions concerning the acquisition of iShopper Shares, the opportunity to ask such questions and inspect such documents (including the books and records and financial statements) concerning iShopper and its business and affairs as Shareholder has requested so as to understand more fully the nature of the investment and to verify the accuracy of the information supplied.

                        n.        (i) Shareholders are each at
                       least 21 years of age; (ii) Shareholders are all United States citizens; (iii) Shareholders have adequate means of providing for Shareholders' current needs and personal contingencies; (iv) Shareholders have no need for liquidity in Shareholders' investments; (v) Shareholders maintain their respective principal residences at the addresses shown below for each; and (vi) all investments in and commitments to non-liquid investments are, and after the purchase of iShopper Shares will be, reasonable in relation to Shareholders' respective net worth and current needs.

                        o.        Shareholders understand that no
                       federal or state agency including the
                       Securities and Exchange Commission or the securities commission or authorities of any state has approved or disapproved the iShopper Shares, passed upon or endorsed the merits of the Offering, or made any finding or determination as to the fairness of the iShopper Shares for public investment.

                        p.        Shareholders understand that the
                       iShopper Shares are being offered and sold in reliance on specific exemptions from the registration requirements of federal and state laws and that iShopper is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments, and understandings set forth herein in order to determine the suitability of Shareholder to acquire the iShopper Shares.

                        q.        That the information set forth
                       herein concerning Shareholder is true and correct.

                        r.        Shareholders are all "accredited
                       investors" as that term is defined in
                       Regulation D promulgated under the
                       Securities Act of 1933 (the "1933 Act"), in that each (i) has an individual net worth, or joint net worth with his or her spouse, of at least $1,000,000, or (ii) has had individual income in excess of $200,000, or joint income with his or spouse in excess of $300,000, in each of the last two years, and has a reasonable expectation of reaching the same income level in the current year.

                      7.         Representations and Warranties of iShopper

                        a.        As of the closing date, the
                       iShopper shares to delivered to Shareholder will constitute the valid and legally issued shares of iShopper, fully paid and nonassessable.

                        b.        The officers of iShopper are duly
                       authorized to execute the agreement and have obtained any authorization required of its stockholders.

                        c.        As of the closing date, iShopper
                       will be in good standing as a Nevada
                       corporation.

                        d.        The financial statements of
                       iShopper attached hereto as Schedule D
                       fairly and accurately represent the
                       financial condition of iShopper as of the date of said statements; there has been no material change in the financial condition of iShopper since the date of said statements except as set forth in the disclosures or exceptions detailed at Schedule C; there are no substantial liabilities, either fixed or contingent, not reflected in such financial statements other than contracts or obligations in the usual course of business; and no such contracts or obligations in the usual course of business are liens or other liabilities which, if disclosed, would alter substantially the financial condition of iShopper as reflected in such financial statements.

                       8.         Conditions of Closing.  The
            closing shall occur not later than May 26, 2000 at 11:00 a.m., at the offices of iShopper, at on such date and at such time as the parties mutually agree, and shall be effective as of the date of closing.

                       9. Delivery of Records. Shareholders agree to deliver on or before the closing date, or at such time as may be mutually agreeable to the parties, such documents and corporate records as iShopper may request.

                       10. Survival. All representations and warranties herein shall survive the closing.

                       11. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Utah, and venue with respect to any dispute shall be fixed in the Third Judicial District
            Court, in and for Salt Lake County, State of Utah.

                       12. Notices. All communications under this Agreement shall be in writing, shall be delivered personally, sent by facsimile transmission or mailed by first class mail, postage prepaid, to the telecopy numbers or addresses specified below, or to such other telecopy number or address as any party hereto may have furnished in writing to the others, and shall be deemed to be given on the date of delivery if served personally, or the first business day after being sent by telecopy, or the third business day after mailing:

            If to iShopper:       attn:  William E. Chipman, CFO
                                  8722 South 350 East
                                  Sandy, Utah 84070

            If Shareholders:      c/o Paul Sachdeva
                                  5750 Edgewater Dr.
                                  Orlando, Florida  32810

                      13. Amendment and Waiver: This Agreement may be amended, and observance of any term of this agreement may be waived, with (and only with) the written consent of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

                      14. Severability. In the event that any particular provision(s) of this Agreement shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of this agreement, which shall continue in full force and effect and be binding upon the respective parties hereto.

                      15. Attorneys' Fees. The non-prevailing party, as determined by the Court, in a judicial proceeding for breach of any of the provisions of this Agreement shall be fully responsible for and pay the prevailing party's reasonable attorneys' fees, costs, and expenses.

                      16. Captions. The section and/or paragraph titles or captions used in this Agreement are inserted only as and intended solely for convenience of reference, and shall in no manner modify, limit, explain, construe, describe the scope of intent, or in any other way affect the terms of this Agreement.


                                 SHAREHOLDERS

                                 By:   /s/ Paul Sachdeva
                                    ---------------------
                                    Paul Sachdeva


                                 By:   /s/ Robert P. Long
                                    ----------------------
                                    Robert P. Long


                                 ATLANTIC TECHNOLOGIES
                                 INTERNATIONAL, INC.


                                 By:   /s/ Paul Sachdeva
                                    ------------------------
                                    Paul Sachdeva, President


                                 iSHOPPER.com, INC.


                                 By:   /s/ William E. Chipman, Sr.
                                    ------------------------------
                                    William E. Chipman, Sr., CFO

                               SCHEDULE A

                         PERFORMANCE MILESTONES


            iShopper shares held by the Secretary in escrow against performance by ATI, shall be released to Shareholder upon satisfaction of the following:


            1. 79,400 shares (and 600 options) shall be released and delivered to Shareholders and Option Holders at and upon the condition of ATI's reaching $6 million in gross sales within the twelve-month period from and after the Closing Date.

            2. 79,400 shares (and options) shall be released and delivered to Shareholders and Option Holders at upon the condition that ATI's operations are profitable for the twelve-month period from and after the Closing Date.

                         SCHEDULE OF OPTION HOLDERS OF

                   ATLANTIC TECHNOLOGIES INTERNATIONAL, INC.

                       The following employees of Atlantic
            Technology, Inc. are identified as "Option Holders" for purposes of paragraph 2 of the foregoing Business Purchase and Stock Acquisition Agreement. Each Option Holder identified is granted options to purchase up to 500 common and restricted shares of iShopper.com, Inc., exercisable at a price of $.10/share, and vesting as follows:

                       a.         60% (or options for up to 300
                                  shares per Option Holder) shall
                                  vest as of July 1, 2001, on the
                                  condition that the Option Holder
                                  shall have been continuously
                                  employed by Atlantic Technology,
                                  Inc. from July 1, 2000 to said
                                  vesting date.

                       b.         The remaining 40% (or options for
                                  up to 200 additional shares per
                                  Option Holder) shall vest as of
                                  July 1, 2002, on the condition
                                  that the Option Holder shall have
                                  been continuously employed by
                                  Atlantic Technology, Inc., from
                                  July 1, 2000 to said vesting date.

                       Any options not vesting as provided above shall expire.

                           OPTION HOLDERS

            Employee                                  ATI Hire Date
            -------------------                       -------------
            FLOWERS, Shelton L.                          05/10/99

            HORGAN, James D.                             09/16/97

            RAINWATER, Todd H.                           07/09/99

            ROMAN, Frances                               05/15/97

            THOMPSON, James E.                           02/29/00

            YU, Jeffrey C.                               05/03/99